FORM OF

State Street Institutional Investment Trust

4 Copley Place

Boston, Massachusetts 02116

State Street Global Markets, LLC

State Street Financial Center

One Lincoln Street

Boston, MA 02111-2900.

April 14, 2014

Ladies and Gentlemen:

Reference is made to the Amended and Restated Distribution Agreement between the State Street Institutional Investment Trust (the “Trust”) and State Street Global Markets, LLC dated August 1, 2009 (the “Agreement”).

Pursuant to the Agreement, this letter is to provide notice of the creation of seventeen additional series of the Trust (each, a “New Fund”, and collectively, the “New Funds”):

• State Street Strategic Real Return Fund	• State Street Target Retirement 2035 Fund
• State Street Target Retirement Fund	• State Street Target Retirement 2040 Fund
• State Street Target Retirement 2015 Fund	• State Street Target Retirement 2045 Fund
• State Street Target Retirement 2020 Fund	• State Street Target Retirement 2050 Fund
• State Street Target Retirement 2025 Fund	• State Street Target Retirement 2055 Fund
• State Street Target Retirement 2030 Fund	• State Street Target Retirement 2060 Fund
• State Street Global Equity ex-U.S. Index Fund

As well as the following four new series of the Feeder Trust (each, a “New Portfolio, and collectively, the “New Portfolios”):

• State Street Equity 500 Index II Portfolio	• State Street Global Equity ex-U.S. Index Portfolio
• State Street Strategic Real Return Portfolio	• State Street Aggregate Bond Index Portfolio

We request that you act as Distributor under the Agreement with respect to the New Funds and New Portfolios.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.

Very truly yours,

State Street Institutional Investment Trust

By:
Ellen Needham, President

Accepted:

State Street Global Markets, LLC

By: